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                                    EXHIBIT 5

                             [ASK JEEVES LETTERHEAD]



October 1, 1999


2426236


Ask Jeeves, Inc.
5858 Horton Street, Suite 350
Emeryville, CA  94608

Ladies and Gentlemen:


I am General Counsel of Ask Jeeves, Inc. (the "Company") and rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,426,236 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to its 1999 Equity Incentive Plan and its 1999 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, I have examined the Registration Statement and related Prospectuses, the Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,




By:     /s/ Amy Slater
    ------------------------------
            Amy Slater
            General Counsel